Exhibit 99.0

For Immediate Release	Contact: Bob DeFillippo
May 4, 2004	(973) 802-4149

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES FIRST QUARTER 2004 RESULTS

Newark, NJ—Prudential Financial, Inc. (NYSE:PRU) today reported that net income for its Financial Services Businesses increased by 47 percent to $290 million (57 cents per Common share) for the first quarter of 2004, compared to $197 million (39 cents per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $379 million (74 cents per Common share) for the first quarter of 2004, compared to $292 million (56 cents per Common share) for the first quarter of 2003, for a 32 percent increase per Common share. Adjusted operating income excludes net realized investment gains/losses and related charges and adjustments, results from divested businesses, discontinued operations, and a charge in the first quarter of 2004 for the cumulative effect of an accounting change.

On July 1, 2003, the company completed the combination of its retail securities brokerage operations with Wachovia. Adjusted operating income of the Financial Services Businesses includes after-tax transition costs related to the transaction of 4 cents per Common share in the first quarter of 2004. The company acquired American Skandia on May 1, 2003, and results of the Financial Services Businesses include its results from the date of acquisition.

“We are pleased with the earnings growth in each of our divisions. Our Insurance division continued to benefit from our acquisition of American Skandia, which has built encouraging sales momentum while continuing to provide returns consistent with our expectations. Our Investment division has begun to benefit from the combination of our retail securities brokerage operations with Wachovia, as well as growth in assets under management. Our International operations continued to produce strong earnings growth this quarter,” said Chairman and CEO Arthur F. Ryan.

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“Our acquisition of the CIGNA Retirement business, which closed on April 1, will significantly strengthen our retirement business while adding about $50 billion to our assets under management. Considering the impact we expect from our recent transactions, we continue to believe that Prudential Financial will achieve Common Stock earnings per share in the range of $3.05 to $3.25 for the year 2004, based on after-tax adjusted operating income of the Financial Services Businesses. This expectation includes anticipated charges, to be absorbed within 2004 adjusted operating income, of approximately 25 cents per share from the combination of the retail securities brokerage operations, and approximately 10 cents per share from the integration of the CIGNA Retirement business. The 2004 expectation further assumes appreciation in the S&P 500 index of 8 percent for the year,” Ryan said. This expectation is subject to change if these assumptions are not realized and as discussed under “Forward Looking Statements” below.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations.

Income (loss) from continuing operations before income taxes and the cumulative effect of accounting change for the first quarter of 2004 was $235 million for the Insurance division, $107 million for the Investment division, $256 million for the International Insurance and Investments division, and $(69) million for Corporate and Other operations. For the year-ago quarter, income from continuing operations before income taxes was $112 million for the Insurance division, $41 million for the Investment division, $142 million for the International Insurance and Investments division, and $20 million for Corporate and Other operations.

Presented below is a discussion of the results of our divisions, based on a non-GAAP financial measure we call adjusted operating income. We believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses.

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The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with generally accepted accounting principles.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The Insurance division reported pre-tax adjusted operating income of $211 million for the first quarter of 2004, an increase of $48 million from $163 million in the year-ago quarter. Our Individual Life and Annuities segment reported adjusted operating income of $185 million for the current quarter, including a $61 million contribution from American Skandia, compared to $129 million in the year-ago quarter. The segment’s individual life insurance business reported adjusted operating income of $87 million in the current quarter, compared to $106 million in the year-ago quarter. The $19 million decrease reflected a lower contribution from investment income due to our capital management actions in late 2003, which reduced the assets and equity required to support the business, and the effect of the recent sale of our property and casualty business on recovery of costs of our agency distribution system. The segment’s original individual annuity business reported adjusted operating income of $37 million in the current quarter, a $14 million increase from the year-ago quarter, as current quarter results benefited from increased asset-based fees and lower guaranteed minimum death benefit expenses. Our Group Insurance segment reported adjusted operating income of $26 million in the current quarter, a decrease of $8 million from the year-ago quarter. The decrease reflected a lower contribution from investment results in the current quarter due to declining yields, as well as less favorable disability claims experience.

The Investment division reported pre-tax adjusted operating income of $96 million in the first quarter of 2004, an increase of $23 million from $73 million in the year-ago quarter. Our Asset Management segment, which includes the results of our former Investment Management and Other Asset Management segments, reported adjusted operating income of $58 million for the current quarter, compared to $45 million in the year-ago quarter. The $13 million increase was primarily a result of greater transaction and incentive fees and asset-based fees in our investment management and advisory services operations.

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Our Financial Advisory segment reported a loss, on an adjusted operating income basis, of $14 million for the current quarter, which included a $17 million loss from retail securities brokerage operations. Results for the current quarter reflect the combination of our retail securities brokerage business with Wachovia Securities, LLC on July 1, 2003. Our 38 percent share of the venture’s results, before transition costs, resulted in adjusted operating income of $54 million. However, current quarter results also include expenses of $41 million related to obligations we retained in connection with the contributed businesses, primarily retained litigation and regulatory matters, as well as $30 million of transition costs. In the year-ago quarter, the Financial Advisory segment reported a loss, on an adjusted operating income basis, of $25 million.

Adjusted operating income from our Retirement segment amounted to $52 million in the current quarter, compared to $53 million in the year-ago quarter.

The International Insurance and Investments division reported pre-tax adjusted operating income of $219 million for the first quarter of 2004, compared to $178 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $215 million for the current quarter, an increase of $40 million from $175 million for the year-ago quarter. Adjusted operating income from our international insurance operations other than Gibraltar Life was $121 million in the current quarter, an increase of $21 million from the year-ago quarter, reflecting continued business growth in Japan and Korea, as well as costs incurred in the year-ago quarter for relocation of the Japanese operation to a new home office building in Tokyo. The segment’s Gibraltar Life operations reported adjusted operating income of $94 million for the current quarter, an increase of $19 million from $75 million in the year-ago quarter. Current quarter results benefited from a lower level of expenses and a favorable impact of about $4 million, versus the year-ago quarter, from currency fluctuations. Gibraltar Life’s results for both the current quarter and the year-ago quarter reflect increased reserves resulting from continued stronger policy persistency than we expected following Gibraltar Life’s restructuring and acquisition in April 2001.

Corporate and Other operations resulted in pre-tax adjusted operating income of $23 million in the first quarter of 2004, compared to $18 million in the year-ago quarter.

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Assets under management amounted to $454 billion at March 31, 2004, compared to $376 billion a year earlier and $432 billion at December 31, 2003. The American Skandia acquisition, on May 1, 2003, added $22 billion of variable annuity assets and $4 billion of mutual fund assets. Our acquisition of an 80 percent stake in Hyundai Investment and Securities Co., Ltd. in February 2004 added $12 billion of mutual fund assets during the current quarter.

Net income of the Financial Services Businesses for the first quarter of 2004 amounted to $290 million, compared to $197 million in the year-ago quarter. Current quarter net income includes $1 million of net realized investment gains and related charges and adjustments, and losses of $21 million from divested businesses, before income taxes. Net realized investment gains in the current quarter include $27 million of losses from impairments and sales of credit-impaired securities. At March 31, 2004, gross unrealized losses on fixed maturity investments of the Financial Services Businesses amounted to $276 million, down from $369 million at year-end 2003. Net income also includes a $79 million charge (net of related taxes) for the cumulative effect of a change in accounting principle, resulting from our January 1, 2004 adoption of AICPA Statement of Position (SOP) 03-1, “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts.” SOP 03-1 requires recognition of liabilities for guaranteed minimum death benefits and certain living benefits on our individual annuity contracts, and application of “general account” accounting treatment to certain contracts that were formerly accounted for as separate accounts.

Net income of the Financial Services Businesses for the year-ago quarter included realized investment losses, net, and related charges and adjustments, of $113 million, reflecting losses of $175 million from impairments and sales of credit-impaired securities.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

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The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported first quarter 2004 net income of $111 million, compared to a net loss of $1 million for the year-ago quarter.

The Closed Block Business reported income from operations before income taxes of $172 million for the first quarter of 2004 and a loss from operations before income taxes of $1 million for the year-ago quarter. Closed Block Business results included net realized investment gains of $205 million in the current quarter and $41 million in the year-ago quarter.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of $401 million for the first quarter of 2004 and $196 million for the year-ago quarter.

Share Repurchase Program

During the first quarter of 2004, the company acquired 8.2 million shares of its Common Stock, at a total cost of $372 million. From the commencement of share repurchases in May 2002, through March 31, 2004, the company acquired 63.3 million shares of its Common Stock at a total cost of $2.173 billion. This included 1.7 million shares repurchased and reissued directly to a company deferred compensation plan during 2002.

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Forward-Looking Statements

Certain of the statements included in this release, including (but not limited to) those in the fourth paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including without limitation: general economic, market and political conditions, including the performance of financial markets, interest rate fluctuations and the economic environment; various domestic or international military or terrorist activities or conflicts; volatility in the securities markets; reestimates of our reserves for future policy benefits and claims; changes in our assumptions related to deferred policy acquisition costs; our exposure to contingent liabilities; catastrophe losses; investment losses and defaults; changes in our claims-paying or credit ratings; competition in our product lines and for personnel; fluctuations in foreign currency exchange rates and foreign securities markets; risks to our international operations; the impact of changing regulation or accounting practices; Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; adverse litigation results; and changes in tax law. Prudential Financial, Inc. is under no obligation to update any particular forward-looking statement included in this document.

As indicated above, our expectation of earnings per Common share is based on after-tax adjusted operating income. Adjusted operating income, which is not measured in accordance with generally accepted accounting principles (GAAP), excludes net realized investment gains and losses.

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A significant element of realized losses is impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles and can vary considerably across periods. The timing of other sales that would result in gains or losses is largely subject to our discretion and influenced by market opportunities. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. Adjusted operating income also excludes the results of divested businesses, which are not relevant to our ongoing operations. Because we do not predict future realized investment gains (losses), we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2003, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Wednesday, May 5, 2004, at 11 a.m. ET, to discuss with the investment community the company’s first quarter results. The conference call will be broadcast live over the company’s Investor Relations web site at: http://www.investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations web site for replay through May 12. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (888) 428-4479 (domestic callers) or (651) 291- 0900 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 4:15 p.m. on May 5, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 723946.

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Prudential Financial companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.

Financial Highlights

(in millions, except per share data)

	Three Months Ended March 31
	2004	2003
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$2,191	$1,973
Policy charges and fee income	559	458
Net investment income	1,246	1,252
Commissions, investment management fees, and other income	759	894

Total revenues	4,755	4,577

Benefits and expenses:
Insurance and annuity benefits	2,262	2,107
Interest credited to policyholders’ account balances	477	418
Interest expense	53	42
Other expenses	1,414	1,578

Total benefits and expenses	4,206	4,145

Adjusted operating income before income taxes	549	432
Income taxes, applicable to adjusted operating income	170	140

Financial Services Businesses after-tax adjusted operating income (1)	379	292

Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	1	(113)
Divested businesses	(21)	(4)

Total items excluded from adjusted operating income before income taxes	(20)	(117)
Income taxes, applicable to items excluded from adjusted operating income	(13)	(38)

Total items excluded from adjusted operating income, after income taxes	(7)	(79)

Income from continuing operations (after-tax) of Financial Services Businesses before cumulative effect of accounting change	372	213
Loss from discontinued operations, net of taxes	(3)	(16)
Cumulative effect of accounting change, net of taxes	(79)	—

Net income of Financial Services Businesses	$290	$197

Direct equity adjustment for earnings per share calculation (2)	19	18

Earnings available to holders of Common Stock after direct equity adjustment:

Based on net income	$309	$215

Based on after-tax adjusted operating income	$398	$310

Earnings per share of Common Stock (diluted) (2):

Financial Services Businesses after-tax adjusted operating income	$0.74	$0.56
Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	—	(0.20)
Divested businesses	(0.04)	(0.01)

Total items excluded from adjusted operating income, before income taxes	(0.04)	(0.21)
Income taxes, applicable to items excluded from adjusted operating income	(0.02)	(0.07)

Total items excluded from adjusted operating income, after income taxes	(0.02)	(0.14)

Income from continuing operations (after-tax) of Financial Services Businesses before cumulative effect of accounting change	0.72	0.42
Income (loss) from discontinued operations, net of taxes	—	(0.03)
Cumulative effect of accounting change, net of taxes	(0.15)	—

Net income of Financial Services Businesses	$0.57	$0.39

Weighted average number of outstanding Common shares (diluted basis)	539.9	556.5

Financial Services Businesses Attributed Equity (as of end of period):

Total attributed equity	$20,837	$21,059
Per share of Common Stock—diluted	38.90	38.12
Attributed equity excluding unrealized gains and losses on investments	$18,520	$18,388
Per share of Common Stock—diluted	34.58	33.28
Number of diluted shares at end of period	535.6	552.5

See footnotes on page 4.

Financial Services Businesses Division Highlights

(in millions, except as otherwise noted)

	Three Months Ended March 31
	2004	2003
Adjusted operating income before income taxes, by Segment (1):
Individual Life and Annuities	$185	$129
Group Insurance	26	34

Total Insurance Division	211	163

Asset Management	58	45
Financial Advisory	(14)	(25)
Retirement	52	53

Total Investment Division	96	73

International Insurance	215	175
International Investments	4	3

Total International Insurance and Investments Division	219	178

Corporate and other operations	23	18

Financial Services Businesses adjusted operating income before income taxes	549	432

Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	1	(113)
Divested businesses	(21)	(4)

Total items excluded from adjusted operating income before income taxes	(20)	(117)

Income from continuing operations before income taxes and cumulative effect of accounting change—Financial Services Businesses	$529	$315

Insurance Division:

Individual Life Insurance Sales (3):
Excluding corporate-owned life insurance
Variable life	$26	$26
Universal life	32	29
Term life	32	26

Total excluding corporate-owned life insurance	90	81
Corporate-owned life insurance	6	4

Total	$96	$85

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,815	$441

Net sales (redemptions)	$412	$(11)

Total account value at end of period	$48,432	$18,438

Group Insurance New Annualized Premiums (4):
Group life	$127	$88
Group disability	90	67

Total	$217	$155

Investment Division:

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Retail customers	$78.4	$78.9
Institutional customers	99.9	84.2
General account	131.2	123.6

Total Investment Management and Advisory Services	$309.5	$286.7

Mutual Funds and Wrap-Fee Products Sales and Assets Under Management:

Mutual Funds and Wrap-Fee Products Sales:

Gross sales, other than money market	$3,027	$2,373

Net sales, other than money market	$308	$233

Assets under management at end of period:
Mutual funds	$44,027	$48,170
Wrap-fee products	21,084	14,860
Other managed accounts (5)	—	16,712

Total	$65,111	$79,742

Retirement Segment Sales:

Defined Contribution:

Gross sales	$1,124	$1,028

Net sales (withdrawals)	$(411)	$390

Guaranteed Products:

Gross sales	$501	$554

Net withdrawals	$(341)	$(491)

See footnotes on page 4.

Financial Services Businesses Division Highlights

(in millions, except per share data or as otherwise noted)

	Three Months Ended March 31
	2004	2003
International Insurance and Investments Division:

International Insurance New Annualized Premiums (6):

Actual exchange rate basis	$240	$220

Constant exchange rate basis	$226	$227

Closed Block Business Data:

Income Statement Data:
Revenues	$1,988	$1,867
Benefits and expenses	1,816	1,868

Income (loss) from operations before income taxes	172	(1)
Income taxes	61	—

Closed Block Business net income (loss)	$111	$(1)

Direct equity adjustment for earnings per share calculation (2)	(19)	(18)

Earnings available to holders of Class B Stock after direct equity adjustment	$92	$(19)

Net income (loss) per share of Class B Stock	$46.00	$(9.50)

Weighted average diluted shares outstanding during period	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,016	$799
Per Share of Class B Stock	508.00	399.50

Attributed equity excluding unrealized gains and losses on investments	$367	$82
Per Share of Class B Stock	183.50	41.00

Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:

Consolidated Income Statement Data:
Revenues	$6,749	$6,785
Benefits and expenses	6,048	6,471

Income from operations before income taxes	701	314
Income taxes	218	102

Income from continuing operations before cumulative effect of accounting change	483	212
Loss from discontinued operations, net of taxes	(3)	(16)
Cumulative effect of accounting change, net of taxes	(79)	—

Consolidated net income	$401	$196

Net income:
Financial Services Businesses	$290	$197
Closed Block Business	111	(1)

Consolidated net income	$401	$196

Assets and Asset Management Information (in billions, as of end of period)

Total assets	$334.2	$299.0

Assets under management (at fair market value):
Managed by Investment Division:
Asset Management Segment—Investment Management and Advisory Services	$309.5	$286.7
Non-proprietary wrap-fee products and other assets under management	41.2	32.7

Total Managed by Investment Division	350.7	319.4
Managed by International Insurance and Investments Division	67.6	47.6
Managed by Insurance Division	35.3	8.5

Total assets under management	453.6	375.5
Client assets under administration (7)	33.3	174.4

Total assets under management and administration	$486.9	$549.9

See footnotes on page 4.

(1)	Adjusted operating income is a non-GAAP measure that excludes realized investment gains, net of losses, and related charges and adjustments; results of divested businesses and discontinued operations; cumulative effect of accounting change; and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and exclude these items as well. Adjusted operating income should not be viewed as a substitute for net income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The excluded items are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis.

(4)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance new annualized premiums include premiums from the takeover of claim liabilities.

(5)	Other managed accounts were associated with businesses that were combined into Wachovia Securities Financial Holdings, LLC on July 1, 2003. As a result, Prudential Financial, Inc. no longer reports these assets as a component of its mutual fund and wrap-fee assets under management.

(6)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rates amounts are based on the average exchange rates for the year ended December 31, 2003.

(7)	Assets under administration at June 30, 2003 include approximately $155 billion associated with businesses that were combined into Wachovia Securities Financial Holdings, LLC on July 1, 2003. As a result, Prudential Financial, Inc. no longer reports these assets as a component of its assets under management and administration.